UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 15


  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
  12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                           Commission File Number 333-108300



                             OBN HOLDINGS, INC.
    ------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


         8275 SOUTH EASTERN AVE., SUITE 200, LAS VEGAS, NEVADA 89123
    ------------------------------------------------------------------------
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


    COMMON SHARES, $0.0001 PAR VALUE and PREFERRED SHARES, $0.0001 PAR VALUE
    ------------------------------------------------------------------------
          (Title of each class of securities covered by this Form)


                                   NONE
    ------------------------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)     [ ]
     Rule 12g-4(a)(2)     [ ]
     Rule 12h-3(b)(1)(i)  [ ]
     Rule 12h-3(b)(1)(ii) [ ]
     Rule 15d-6           [X]


    Approximate number of holders of record as of the certification or notice date: 209



Pursuant to the requirements of the Securities Exchange Act of 1934, OBN Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date: February 5, 2013            By: /s/Roger Neal Smith
                                      -----------------------
                                      Roger Neal Smith
                                      President